MOJO Organics Inc. Reports its Seventh Quarter of Revenue Growth and its second Half Million-Dollar Quarter.

JERSEY CITY, N.J., October 28, 2019 // -- MOJO Organics, Inc. (OTC: MOJO) reported its results of operations for the quarter ended September 30, 2019 and filed its form 10 Q with the United States Securities and Exchange Commission.

Highlights include:

•	Net Revenue increased to $503,000 the second highest in the company’s history
•	Operating Margin held at 48%
•	Net loss decreased to $34,625 from a net loss of $139,196 in 2018, resulting in an $105,000 improvement.

Glenn Simpson, Chairman and Chief Executive Officer of MOJO Organics, Inc. said, “We are pleased to report that we ended our September quarter marking our second half million-dollar quarter in revenue and our seventh quarter of increased revenue in eight consecutive quarters.”

During the quarter we completed development of our Pure Coconut Water + CBD and have had strong interest in the product because of its taste and a suggested retail price point of $3.00. During the period we also completed the formulation of our first ready to drink alcoholic beverage, coconut water + tequila and could ship this year.

During the third quarter of 2019, we continued focusing on adding productive efficient distributors and brokers and have seen an increase in our revenue from this strategy. We also increased revenue and diversified our private label business during the quarter. This sector of our business serves customers in channels that we do not have a presence and in general could not support directly on a profitable basis

We continued to simplify our capital structure and financial reporting to provide investors with an easy to understand investment decision. As of October 25, 2019, the company had 1.5 million warrants outstanding with an exercise price of 40 cents per share the warrant expires on August 19, 2020.

For additional information contact Glenn Simpson CEO MOJO Organics, Inc. at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.